Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

WEST COAST ENERGY PROPERTIES, Limited Partnership,
a Texas limited partnership,

“SELLER”

and

ROYALE ENERGY, INC
a Delaware corporation

“PURCHASER”

EXHIBITS

A – 1 through A – 4	Oil and Gas Leases
A-5	Fee Property - Whittier and Bellevue
B	Wells; Working Interest; Net Revenue Interest
C	Allocation of Purchase Price
D	Preferential Purchase Rights
E	Litigation and Defaults
F-1	Form of Assignment and Conveyance - West Whittier
F-2	Form of Assignment and Conveyance - Bellevue
F-3	Form of Assignment - Jameson North
F-4	Form of Assignment - Big Mineral Creek

Schedule 4.5	Known Environmental Claims and Environmental Conditions
Schedule 4.6	Monies Held in Suspense
Schedule 4.7	Basic Documents
Schedule 4.8	Production Sales Contracts

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement") is made as of September 18, 2018 by and between WEST COAST ENERGY PROPERTIES, Limited Partnership, a Texas limited partnership and hereinafter sometimes referred to collectively as “WCEP” or “Seller”, and ROYALE ENERGY, INC., a Delaware corporation, hereinafter sometimes referred to as “Royale” or its designee "Purchaser".

RECITALS

A.          Seller owns certain oil and gas properties located in California and Texas, as set forth in the Exhibits hereto, and more particularly identified as follows:

WCEP
Ownership
	Field	County	State

1.	W. Whittier	Los Angeles	California

2.	Bellevue	Kern	California

3.	Jameson North	Mitchell/Nolan	Texas

4.	Big Mineral Creek	Grayson	Texas

B.          Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in the above fields in and to the above described oil and gas properties and related rights on the terms and conditions provided in this Agreement;

Now, therefore, Seller and Purchaser hereby agree as follows:

1.  SALE AND PURCHASE

1.1          Subject to the terms and conditions of this Agreement, and as set forth in the form of Assignments on Exhibits “F-1” through “F-4”, Seller shall sell, convey and assign all of Seller’s right, title and interest in the Assets (defined below) to Purchaser, free and clear of all liens and encumbrances, other than Permitted Encumbrances, who shall purchase and pay for at the Closing with such purchase and sale being effective as of 7:00a.m. on the first day of March 2018 (“Effective Date”):

1.2          The Assets are described as follows:

(a) Leaseholds.  The oil, gas, and mineral leasehold estates and lands, and overriding royalty and royalty interests described in Exhibits “A-1” through “A-4”, together with all of Seller’s rights in respect of any pooled or unitized acreage of which any such interests are a part, the surface estates and fee lands described in Exhibit “A-5”, collectively, the “Interests”, including without limitation, working interests, carried working interests, rights of assignment and reassignment, and other interests under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals and rights and interests with which Seller’s interest are pooled or unitized, together with all other interests of Seller in and to the lands described in Exhibits “A-1 through A-5” and the wells located thereon.  The term “Interests” shall include all of Seller’s right, title and interests in the above described fields, whether or not completely or accurately described.

(b) Surface and Subsurface Rights.  Surface and subsurface rights contained within the boundaries of the Interests as described on Exhibits “A-1 through A-5” of this Agreement subject to any existing easements or rights-of-way;

(c) Rights in Production.  Reversionary interests, back-in interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals in any manner related to the Interests;

(d) Contract Rights; Working Interests.  All rights and interests (including the verbal agreement regarding the Jameson salt water disposal well), in or derived from unit agreements, orders and decisions of state and federal regulatory authorities establishing or relating to units, unit operating agreements, enhanced recovery and injection agreements, gas purchase agreements, farmout agreements, farmin agreements (and any leasehold interests, working interests, royalty interests or other interests acquired or reserved pursuant thereto), assignments of operating rights, working interests and subleases, and any other right, title or interest pertaining to the Assets;

(e) Easements.  Interests in rights-of-way, easements, servitudes and franchises appurtenant to or used in connection with the Assets.

(f) Permits.  Interests in permits and licenses of any nature owned, held or operated in connection with operations for the exploration, production, storage and distribution or transportation of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the Assets and to the extent they can be transferred;

(g) Wells.  Interests in producing, non-producing and shut-in oil and gas wells, injection wells, saltwater disposal wells and water wells (i) described in Exhibit “B” or (ii) used or obtained in connection with the Assets described in Exhibit “A-1 through A-5”; and

(h) Equipment.  Interests in all surface equipment, subsurface equipment, pipelines, buildings, machinery, gathering assets, distribution and disposal facilities, tanks and all other real or tangible personal Assets and fixtures which are located on the Assets or used or obtained in connection with the Assets.

(i) Oil and Gas Production.  Oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom (“Hydrocarbons”), together with the minerals produced in association with these substances, in and under and which may be produced and saved from or attributable to the Interests, from and after the Effective Date and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto, (ii) all orders, contracts, agreements and other instruments (other than production sales agreements with any affiliates or divisions of Seller, (iii) all easements, licenses, authorizations, permits and similar rights and interests, but only to the extent the same are assignable, and (iv) all other rights, privileges, benefits and powers conferred upon the owner and holder of the Interests; and

(j) Data and Records.  To the extent the following are in possession of the Seller and further to the extent not already in Purchaser’s possession, and excluding any such records that are subject to attorney-client privilege and/or work product doctrine: Existing Lease, Well and title files, production records, geologic and geophysical data and records, including but not limited to, any 3D seismic survey and reprocessed seismic data covering the North Jameson Field and further described as “Clayton Williams Inc., Jameson North 3D Proprietary Survey, Mitchell, Nolan & Coke Counties Texas, by Dawson Geophysical Company, Midland, Texas” to the extent in the possession of Seller and transferrable, logs, property title documents and records, operations and production related records and reports, well information (including drilling and workover history and well logs), customer lists, supplier lists, purchase and sales records, specifications of equipment, environmental records, maintenance records, division orders, records with respect to suspense accounts and other information relating to the Interests in Seller’s possession.

2.  PURCHASE PRICE

2.1          Determination of Adjusted Purchase Price.  The net purchase price for the Assets (the "Adjusted Purchase Price") shall be:

(a)	$12,000,000.00 (twelve million dollars) (the "Purchase Price”);

(b)
Plus all customary and reasonable expenditures made by Seller that are attributable to the Assets between the Effective Date and the date of Closing, including, without limitation, royalties, rentals and similar charges and expenses billed under applicable operating agreements and all prepaid expenses (including any Asset Taxes that are properly allocable to any tax period in which the Effective Date occurs);

(c)
Plus the value of all merchantable oil in storage above the pipeline connection at the Effective Date that is credited to the Interests (value to be market if there is no established contract for the oil assumed by Purchaser, or contract price in effect as of the Effective Date less taxes deducted by the purchaser of such oil);

(d)
Less the amount of the proceeds (other than proceeds from the exercise by third parties of any preferential rights to purchase all or any portion of the Interests and proceeds covered under Section 2.1 (h)) received by Seller between the Effective Date and the date of Closing that are attributable to the Interests after the Effective Date (net of any royalties and of any production, severance or sales taxes not reimbursed to Seller by the purchaser of production);

(e)
Less the amount, if any, of all prepayments, take‑or‑pay payments or similar payments (net of any royalties and of any production, severance or sales taxes not reimbursed to Seller by the purchaser of production) received by Seller that are attributable to oil or gas from the Interests that is obligated to be delivered after the Effective Date without the owner of the Interests receiving full payment therefor;

(f)
Less, to the extent provided by agreements applicable thereto, with respect to each Interest, if any, that is overproduced relative to other undivided interests in the same oil and gas Assets, an amount equal to the overproduced volume as of the Effective Date multiplied by the price being received by Seller for such production (net of royalties and of any production, severance or sales taxes not reimbursed to Seller by the purchaser of production) from such Interest as of the Effective Date;

(g)	Less an amount equal to the value of all Title Defects and excluded Interests and PLUS the amount of the Title Benefits, as applicable, in accordance with Sections 3.5, 3.6 and 3.7;

(h)	Less an amount equal to the value of the Interests with respect to which preferential purchase rights have been exercised in accordance with Section 3.9; and

(i)	Less an amount equal to the reduction in value of all Assets subject to Casualty Defects that exist at the Closing in accordance with Section 3.10.

(j)	Less an amount equal to the value of the Environmental Defects and excluded Interests in accordance with Section 3.11.

(k)	Less an amount of any suspended funds held by Seller and owed to third parties for which Purchaser will assume responsibility.

(l)	Less the Deposit, if any.

For purposes of this Section 2.1, Asset Taxes for any tax period beginning before and ending after the Effective Date shall be allocated in accordance with Section 14.1.

2.2          Payment of Adjusted Purchase Price.  The Adjusted Purchase Price shall be paid as follows:

(a)
Allocation of Purchase Price.  Exhibit “C” sets forth a good faith allocation of the Purchase Price among the interests which comprise the Assets, which allocation was prepared by Purchaser and delivered to Seller on execution of this Agreement.  Such allocation has been provided for the purpose of (i) establishing a basis for certain taxes, (ii) obtaining waivers of or making offers with respect to any preferential rights to purchase the Assets, and (iii) handling those instances for which the Purchase Price is adjusted as provided herein.

(b)
Transfer of Assets.  At the Closing, Seller and Purchaser shall execute and Seller shall deliver the assignments which are contained in Exhibits “F-1” through “F-4” (the “Form of Assignment”), as well as such certificates or other documents as are required to effectuate the transfer of the Assets, and/or the subsequent operation thereof.

(c)
Method of Payment.  Any amount payable under this Agreement shall be payable in immediately available funds by means of a wire transfer to Seller’s West Coast Energy Properties, LP account at Bank of America, 5500 Preston Road, Suite B, Dallas, Texas 75205; ABA number 026009593, account number 488070058471 with immediate notice to, or to such other account number as Seller may by written notice direct, or if to Purchaser, to Purchaser’s account as may be designated by Purchaser.

3.  TITLE MATTERS

3.1          Access to Records.  Prior to the Closing Date, Seller shall have granted Purchaser access to its records relating to the Interests.  Until Closing, Seller will give Purchaser full access, during Seller’s normal business hours, to all records relating to the Assets and Interests at the present locations of such records except such records that are subject to attorney-client privilege and/or the work product doctrine.  Access shall be by appointment only.

3.2          Definition of Marketable Title.  As used herein, the term "Marketable Title" shall mean, as to each interest listed in Exhibit “B”, such title that (i) is deducible of record (either from the records of the applicable county or, in the case of Federal leases, from the records of the applicable office of the Bureau of Land Management and state leases from the records of the applicable state land office) and free from reasonable doubt to the end that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same, (ii) entitles Seller to receive not less than the interest set forth in Exhibit “B” as the "Net Revenue Interest" or "NRI" with respect to such interest of all oil and gas produced attributable thereto, (iii) obligates Seller to pay costs and expenses relating to such interest in an amount not greater than the "Working Interest" or "WI" set forth in Exhibit “B” with respect to such well, and (iv) except for Permitted Encumbrances, is free and clear of all liens and encumbrances.

3.3          Definition of Permitted Encumbrances.  As used herein, the term "Permitted Encumbrances" shall mean:

(a)  Purchasers' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all oil and gas to be produced from any Interest listed in Exhibit “B” below the "Net Revenue Interest" or "NRI" for such Interest (or a well located thereon) as set forth in Exhibit “B”;

(b)  Division orders and sales contracts terminable without penalty upon no more than 90 days' notice to the purchaser;

(c)  Preferential rights to purchase and required third party consents to Assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the rights has expired without an exercise of the rights;

                     (d)  Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

(e)  All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases, franchises or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(f)  Conventional rights of reassignment requiring notice to the holders of the rights;

(g)  Easements, rights‑of‑way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the operation of the Assets;

(h)  All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Interests which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Interests or wells listed in Exhibit “B”, do not materially prevent Purchaser from receiving the proceeds of production from any of the Interests listed in Exhibit “B”, do not materially reduce the interest of Seller with respect to all oil and gas produced from any Interest (or a well located thereon) listed in Exhibit “B” below the "Net Revenue Interest" or "NRI" set forth in Exhibit “B” for such Interest and do not materially increase the portion of the costs and expenses relating to any Interest (or a well located thereon) listed in Exhibit “B” that Seller are obligated to pay above the "Working Interest" or "WI" set forth in Exhibit “B” for such Interest;

(i)  All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Interests in any manner, and all applicable laws, rules and orders of governmental authority;

(j)  Any Title Defects as Purchaser may have expressly waived in writing or which are deemed to have been waived under Section 3.4; and

(k)  The terms and conditions of all leases, agreements, orders, instruments and documents expressly described in or referred to in Exhibits “B” and “A-1” thorough “A-5”.

3.4          Notice of Title Defect.  Purchaser shall notify Seller in writing, as soon as reasonably practicable after Purchaser has knowledge thereof, and in any event by October 18, 2018, of any matter ("Title Defect") that would cause title to any of the Interests listed in Exhibit “B” as to Assets located in Texas and “A-1” through “A-5” as to Assets located in Texas (collectively, the “Texas Properties”) not to be Marketable Title together with (i) a description of the title defect and Purchaser’s calculation of the proposed reduction, and (ii) if the particular Interest is not separately listed in Exhibit “B”, Purchaser's proposed reduction in the Purchaser Price if the entire Interest were to be excluded from the sale hereunder at the Closing.  Any matters on Assets located outside of the State of Texas or as to matters which would otherwise constitute Title Defects on Assets outside of the State of Texas but which are not specifically raised in writing by Purchaser by September 18, 2018, shall conclusively be deemed waived by Purchaser for all purposes including as a condition to close, and claims for indemnifications or warranties.

3.5          Remedies for Title Defect.  Seller shall have the right, but not the obligation, to attempt to cure any Title Defect.  With respect to any Title Defect that Seller elects not to cure or that Seller fails to cure within fifteen (15) days after receiving notice of the Title Defect, (i) if the Title Defect is not of a nature that results in immediate economic loss to the Purchaser, Seller shall have the right, but not the obligation, to indemnify Purchaser against all liability, loss, cost and expense resulting from the Title Defect, in which event the Purchase Price shall not be reduced and the interest subject to such title Defect shall be sold to Purchaser hereunder, but such indemnity shall not be subject to any limitation on amount or included as a part of the indemnity pursuant to Section 12.2, (ii) at or prior to the Closing, Seller shall have the right, but not the obligation, to exclude the Interest subject to the Title Defect from the sale hereunder, in which event the Purchase Price shall be reduced by the value of such Interest as determined in accordance with Sections 3.6 and 3.7, or (iii) the Interest subject to such Title Defect shall be sold to Purchaser hereunder and the Purchase Price shall be reduced by the value of the Title Defect as determined in accordance with Sections 3.6 and 3.7.  Except as provided in Section 3.12, the existence of a Title Defect shall not result in Purchaser having any right to exclude any Interest from the sale hereunder or to fail to perform its obligations at the Closing.

3.6          Value of Interest or Title Defect.  Exhibit “C” sets forth a value allocation, proposed by Purchaser and acceptable to Seller, for each Interest that has been identified prior to the execution of this Agreement.  The value, for purposes of clause (ii) of Section 3.5, of any Interest listed in Exhibit “B” shall be determined based upon the total values for such field in Exhibit “C”.  The calculation of the a Title Defect shall be the difference between the original net working interest represented in Exhibit “B” at the time of signing and the net working interest as asserted in the Defect Notice.  For net revenue interest defects, Purchaser shall provide sufficient data and calculation to support its defect value.  If the value of an Interest not listed in Exhibit “B” or of a Title Defect is to be determined for purposes of clauses (ii) or (iii) of Section 3.5, within five (5) days after Seller elects not to cure the Title Defect, fails to cure the Title Defect within the above described 15 day period, or elects to exclude the Interest from the sale hereunder, Seller shall notify Purchaser whether Seller agrees with Purchaser's proposed reduction in the Purchase Price for such Interest or Title Defect, as the case may be.  If Seller does not agree with Purchaser's proposed reduction, then the parties shall enter into good faith negotiations and shall attempt to agree on the proposed reduction in the Purchase Price, which in the case of a Title Defect pertaining to an Interest listed in Exhibit “B” shall be determined based upon the total values for such field set forth in Exhibit “C”.  An individual Title Defect that, based on the stated calculation utilizing the Exhibit “C” value allocation, does not exceed $10,000 (“Title Threshold”) will be deemed immaterial and will not qualify for inclusion in any determination of the Adjusted Purchase Price.  The sum of the qualifying Title Defects, having been reduced by the value of any Interest Additions, shall only reduce the Purchase Price at Closing to the extent, and only to the extent, the amount exceeds $250,000 (“Defect Deductible”).

3.7          Possible Upward Adjustment.  Promptly on discovery, but no later than five (5) business days prior to Closing, Purchaser shall in good faith notify Seller of any interest that would be an Asset hereunder, but that is not listed, and such interest entitles Seller to receive a material increase in the Net Revenue Interest shown on Exhibit “B” or obligates Seller to bear costs and expenses in an amount materially less than the Working Interest shown on Exhibit “B” without a proportionate change in Net Revenue Interest, with such interest being an “Interest Addition”.  Purchaser acknowledges and agrees to comply with the affirmative obligation set forth in the preceding sentence.  Seller shall give Purchaser written notice of Interest Additions of which they become aware as soon as possible, but in no event later than on or before five (5) days prior to Closing.  Such notices shall be in writing and shall include (i) a description of the Interest Addition, (ii) the basis for the Interest Addition, (iii) the allocated value of the Interest affected by the Interest Addition (based on the calculation methodology used for a Title Defect), (iv) the value of the Interest Addition or the amount by which Seller (or Purchaser) believes the allocated value of the Interest identified on Exhibit “B” has been increased by the Interest Addition (“Value of Interest Addition”) and the associated computations and supporting documentation.  The Value of the Interest Addition shall be determined by the Parties in good faith based upon the allocated value of the Interest affected on Exhibit ”B” and all factors relevant thereto .

3.8          Notices to Holders of Preferential Purchase Rights.  Seller has heretofore sent or will send prior to Closing, letters to the parties shown in Seller’s records as holding preferential purchase rights covering the Interests listed in Exhibit “B”, if any, requesting a waiver of such rights as they may apply to the transactions contemplated by this Agreement.  The form of such notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Interests covered by such right shall be on substantially the terms hereof and for the portion of the Purchase Price allocated to such Interests based upon the total values for such field in Exhibit “C”, subject to adjustments in price in the same manner that the Purchase Price is adjusted pursuant to Section 2.1 of this Agreement.  Prior to Closing, Seller will provide Purchaser with copies of all Preferential Purchase Rights’ letters.

3.9          Exercise of Preferential Purchase Rights.  If, prior to Closing, any holder of a preferential purchase right notifies Seller that it intends to consummate the Purchase of the Interests to which its preferential purchase right applies, then those Interests shall be excluded from the Assets to be conveyed to Purchaser under this Agreement, and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Interests based upon the total values for such field in Exhibit “C”; provided, however, that if the holder of such preferential right fails to consummate the purchase of the Interests covered by such right, then Seller shall so notify Purchaser, and within fifteen (15) days after Purchaser's receipt of such notice from Seller, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, for a price equal to the portion of the Purchase Price allocated to such Interests based upon the total values for such field in Exhibit “C” and upon the other terms of this Agreement, the Interests to which the preferential purchase right applied.  All Interests for which a preferential purchase right has not been asserted prior to the Closing by the holder of such right shall be sold to Purchaser at the Closing pursuant to the provisions of this Agreement.  If one or more of the holders of any such preferential purchase rights notifies Seller subsequent to the Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Purchaser, whereupon Purchaser shall satisfy all such preferential purchase right obligations of Seller to such holders and shall indemnify and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection therewith, and Purchaser shall be entitled to receive (and Seller hereby assigns to Purchaser all of Seller’s rights to) all proceeds received from such holders in connection with such preferential purchase rights.

3.10          Casualty Loss.  If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), Seller shall notify Purchaser promptly after Seller learns of such event.  Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal Assets or fixtures, replacing the Assets affected thereby with equivalent items, no later than the date of Closing.  If any Casualty Defects exist at Closing, Purchaser shall proceed to purchase the Assets affected thereby, and the Purchase Price shall be reduced by the aggregate reduction in the value of such Assets on account of such Casualty Defects, as determined by the mutual agreement of the parties, or if the parties are unable to agree on such amount prior to Closing, then such determination shall be made by a consultant mutually acceptable to the parties, which consultant for the sole purposes of this Section 3.10 is empowered to employ an appraiser knowledgeable in the field to assist consultant in determining such value.  Notwithstanding anything to the contrary contained herein, Seller shall be entitled to retain all insurance proceeds and claims against other parties in respect of any such Casualty Defect.

          3.11          Environmental Defect (as to the Texas Properties Only).

3.11.1          Definitions.  For purposes of this Agreement:

“Environmental Defect” shall mean a well or property attributable to an Interest in a Texas Property that is in material violation of Applicable Environmental Law or where there is present a condition which requires Remediation under Applicable Environmental Law (“Environmental Defect”)

“Applicable Environmental Laws” shall mean all federal, state, municipal, or local statutes, ordinances, laws, rules, orders or regulations pertaining to the protection of the environment, including those relating to waste materials and/or hazardous substances or materials, applicable to the Assets.

 “Remediate” or “Remediation” shall mean the undertaking and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Applicable Environmental Laws to correct or remove material violations of Applicable Environmental Laws in the most cost effective manner reasonably available, consistent with requirements of Applicable Environmental Laws, taking into account that nonpermanent remedies (such as, by way of example, but not by limitation or similarity, mechanisms to contain or stabilize hazardous substances or materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection system, etc.) may be the most cost effective manner reasonably available.

“Remediation Value” shall mean the lesser of the value of the cost to Remediate the affected Asset or the allocated value of the affected Interest based upon the total values for such field as set forth in Exhibit “C.”

3.11.2  Notice of Environmental Defect.  Purchaser shall notify Seller in writing, as soon as reasonably practicable after Purchaser has knowledge thereof, and in any event by October 18, 2018, of any Environmental Defect believed to be identified by Purchaser.  Such notice shall include (i) a copy of the Site Assessment documentation that describes the Environmental Defect, (ii) specific citation(s) to the provisions of applicable Environmental Law alleged to be violated or requiring Remediation and the related facts that support the assertion of the Environmental Defect, (iii) a description of the procedures or actions recommended by Purchaser (or its consultant) to Remediate the alleged Environmental Defect, and (iv) the cost to Remediate the Environmental Defect.  Any matters which would otherwise constitute Environmental Defects but relate to Assets located outside of the State of Texas or which are not specifically raised in writing by Purchaser by September 18, 2018, shall conclusively be deemed waived by Purchaser for all purposes including as a condition to close, and claims for indemnifications or warranties.

3.11.3  Remedies for Environmental Defects.  As to any Environmental Defect accepted by Seller or determined to be an Environmental Defect, Seller shall have the election to:

a.
 Remediate such Environmental Defect at Seller’s sole cost and risk in accordance with applicable Environmental laws, and there shall be no adjustment to the Purchase Price in respect of such Environmental Defect;

b.
Reduce the Purchase Price by the applicable Remediation Value associated with the Asset(s) affected by such Environmental Defect, in which event Seller shall have no other or further obligation or liability in respect of such Environmental Defect insofar as relates to the interests in the Assets conveyed; provided, however, no downward adjustment of the Purchase Price on account of Environmental Defects shall occur unless the aggregate sum of all Remediation Values exceeds one percent (1%) of the Purchase Price (“Environmental Basket Value”), and the amount of downward adjustment shall be the aggregate sum of all Remediation Values exceeding the Environmental Basket Value;

c.
Exclude from this Agreement the Asset which contains the Environmental Defect in which event the Purchase Price shall be reduced by the value allocated to the affected Interests based upon the total values for such field as set forth in Exhibit “C”

3.12          Right to Terminate in the Event of Significant Title Defect, Casualty Loss, Environmental Defect and/or Preferential Right Being Exercised as to the Texas Properties Only.  In the event that the Purchase Price Adjustment associated with any or all Title Defects, Casualty Losses, Environmental Defects, or Assets excluded pursuant to the exercise of preferential rights is in excess of fifteen percent (15%) of the Purchase Price, then Purchaser shall have the right to terminate this Agreement prior to Closing with no further obligation to Seller.

4.  REPRESENTATIONS OF SELLER

With respect to all of the Properties, Seller represents and warrants to Purchaser that:

4.1          Existence.  Seller is a Texas entity duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to carry on its business in the state(s) where the Assets are located.

4.2          Power.  Seller has the partnership power to enter into and perform this Agreement and the transactions contemplated hereby.  Subject to preferential purchase rights and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not violate (i) any provision of the certificate, articles of incorporation or bylaws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (iii) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) any law, rule or regulation applicable to Seller.

4.3          Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action on the part of Seller.  This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4          Brokers.  Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Purchaser and any such obligation or liability that might exist shall be the sole obligation of Seller.

With respect solely to the Assets located in the State of Texas, Seller represents that:

4.5          Environmental Matters.  To Seller’s Knowledge, Seller has not received any written notice that (i) the Texas Properties are not in compliance with any Applicable Environmental Laws, except for such non-compliance which would not be reasonably expected to result in a material adverse effect1, and (ii) the Texas Properties are subject to any pending or threatened claims which would require Seller, under Applicable Environmental Laws, to conduct any investigation or remediation which are reasonably expected to result in a material adverse effect.  Notwithstanding any other provision in this Agreement, the representations and warranties set forth in this Section 4.5 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

4.6          Ownership in Assets and Equipment.  Seller represents that the sale of the Assets will not violate any court or governmental order against it or breach or result in default in any agreement to which it is a party.  Seller also represents all monies held in suspense are as disclosed on Schedule 4.6.

4.7          No Litigation.  Except as described in Exhibit “E”, Seller has received no notice of any suit, action, claim or other proceeding, nor is any such item now pending or, to Seller’s knowledge, threatened before any court, governmental agency against or in any manner related to the operation of the Assets.

4.8          Basic Documents.  To the knowledge of Seller, all material documents affecting the Assets (the “Basic Documents”) are in full force and effect and constitute valid and binding obligations of the parties thereto.  To the knowledge of Seller, all Basic Documents are identified on Schedule 4.10.

4.9          Production Sales Contracts.  Except as set forth on Schedule 4.9, there exist no agreements or arrangements for the sale of production from the Interests that cannot be terminated on greater than 90 days’ notice.

4.10          Disclaimer of Warranties.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTIONS 4.1

THROUGH 4.9 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.  THE CONVEYANCE DELIVERED AT CLOSING WILL BE A CONVEYANCE WITHOUT WARRANTY OF TITLE, EXCEPT BY, THROUGH AND UNDER SELLER BUT NOT OTHERWISE.  WITHOUT LIMITATION OF THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. PURCHASER SHALL HAVE INSPECTED, OR DEEMED TO HAVE WAIVED, ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM").  PURCHASER ACKNOWLEDGES THAT THE ASSETS MAY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE HYDROCARBONS, PRODUCED WATER, WASTES, SCALE, NORM, HAZARDOUS SUBSTANCES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. WELLS, PERSONAL PROPERTY, AND REAL PROPERTY INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.  PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND PURCHASER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS", "WHERE IS" CONDITION.  ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA,

REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER ARE PROVIDED TO PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BYLAW.

5.  REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to Seller that:

5.1          Existence.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the state(s) where the Assets are located;

5.2           Power.  Purchaser has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby.  Subject to applicable requirements under the HSR Act, and to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (i) any provision of the certificate or articles of incorporation or bylaws of Purchaser, (ii) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (iii) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (iv) any law, rule or regulation applicable to Purchaser.

5.3          Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered on behalf of Purchaser, and at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4          Brokers.  Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

5.5          Further Distribution.  Purchaser is acquiring the Assets for its own account and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933 and the rules and regulations pertaining to it or a distribution thereof in violation of any applicable securities laws.

5.6          Purchaser’s Sole Reliance on Own Investigation.  Purchaser has, subject to necessary third party operator approval as to those Assets not operated by Seller, availed itself of the opportunity to conduct a pre-acquisition review of the Assets.  Purchaser is purchasing the Assets solely in reliance on Purchaser’s own investigation of the Assets, and the representations of Seller contained in this Agreement.

                    5.7          Knowledge and Experience.  (i) Purchaser is an experienced and knowledgeable investor in the oil and gas business and other business and financial matters, and is in the business of purchasing, owning, developing and operating oil and gas properties.  Purchaser has (and had prior to negotiations regarding the Assets) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Assets.  Purchaser is able to bear the risks of purchasing and owning the Assets and understands the risks of, and other considerations relating to, a purchase of the Assets as an investment, (ii) Purchaser and its predecessor company owns and operates the W. Whittier and Bellevue fields.  Purchaser has knowledge of all material and relevant things affecting those Assets and has incorporated that knowledge into its assessment of the value of the Assets.

6.  PRE‑CLOSING OBLIGATIONS OF SELLER

6.1          Physical Inspection.  Seller shall give Purchaser, or Purchaser’s authorized representatives, at reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Assets for the purpose of inspecting same.  As to Properties operated by others, Seller shall only be required to request access from the current operator thereof.  Purchaser agrees to comply fully with the rules, regulations and instructions issued by Seller or any operator of the Assets regarding the actions of Purchaser while upon, entering or leaving such Assets, and Purchaser agrees to not unreasonably interfere with the normal operation of the Assets.  Purchaser’s environmental investigation of the Assets shall be limited to conducting a Phase I Environmental Site Assessment of the Texas Properties in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) or Phase I Environmental Site Assessment Process for Forestland or Rural Property (Publication Designation: E 2247-16) and

any visual inspections and record reviews relating to the Assets that Buyer deems reasonably necessary or appropriate to assess the condition of the Assets and their compliance with Environmental Laws (“Site Assessment”), and shall not include any invasive sampling of materials, soils, or groundwater on the Assets.  At Seller’s discretion, Purchaser shall be accompanied by Seller’s representative at the Site Assessment.  Purchaser shall furnish, free of costs, Seller with a copy of any Site Assessment or other written report related to any Site Assessment, including all drafts of any such Site Assessment or other written report, prepared by or for Purchaser as soon as reasonably possible after it is prepared.  All environmental reports, including any Site Assessment, prepared by or for Purchaser shall be maintained in strict confidence and for use solely in connection with Purchaser’s evaluation of the Assets.  Except for the obligations to provide reports to Seller as set forth in the preceding sentence, if Closing does not occur, such reports, shall not be disclosed to any other party except to the extent required by applicable law and any such reports or information relating to the Site Assessment shall be deemed the property of Seller (and all such reports or information shall be provided to Seller, or destroyed by Purchaser, at Seller’s request).

                6.2          Exculpation and Indemnification.  If Purchaser (a) exercises rights of access under this Article 6 or otherwise, or (b) conducts examinations or inspections under this Section or otherwise, then (i) such access, examination and inspection shall be at Purchaser’s sole risk, cost and expense and Purchaser waives and releases all claims against Seller (and its affiliates and the respective directors, partners, members, officers, employees, attorneys, contractors, agents and successors and assigns of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, partners, members, officers, employees, attorneys, contractors, agents and successors and assigns of such parties in connection therewith and (ii) Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including court costs and reasonable attorneys’ fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY,OR (ii) STRICT LIABILITY.

6.3          Operations.  From the date of this Agreement until Closing (the "Interim Period"), Seller (i) shall consult with Purchaser with respect to all material decisions to be made with respect to the Assets thereto, (ii) shall operate, or if it is not the operator shall use reasonable efforts to ensure that the operator operates, the Assets as a reasonably prudent operator, (iii) shall act with respect to the Assets in good faith and in accordance with its best business judgment as if the Assets were not being sold to Purchaser hereunder, (iv) shall exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data in its possession relating to the Assets, and (v) shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (other than as required in connection with the exercise by third parties of preferential rights to purchase any of the Assets).

6.4          Permissions.  During the Interim Period Seller will use reasonable efforts to obtain all permissions, approvals, and consents by federal, state and local governmental authorities and others as may be required to consummate the sale contemplated hereunder (excluding governmental permissions, approvals, and consents which are customarily obtained after the assignment of an oil and gas lease or interest).

6.5          Seller’s Disclosure of Information.  Seller agrees to provide Purchaser access to all documents in Seller’s possession related to the Assets, but excluding any such documents that are subject to attorney-client privilege or the work product doctrine, at least fifteen (15) days prior to Closing.  Based upon their existence or capacity to be generated for the type of interest or ownership offered by Seller, these documents and information shall include, but not be limited to, gas balancing statements, production history, engineering reports, revenue and expense statements, all records necessary to reconstruct financial information associated with Assets, copies of revenue check stubs, equipment inventories, title opinions, assignments and conveyance documents, Authorities For Expenditure (AFE), written notification regarding changes affecting Assets from its Operator, and any material changes to Assets known to Seller.

   6.6          Lien Releases.  Seller will use reasonable efforts provide Purchaser with lien releases and/or necessary documents to settle claims that may arise from operators or other interest holders in the Assets located in Texas or additional parties affected by the sale of the Assets located in Texas promptly upon Purchaser’s request.

   6.7          Purchaser’s Due Diligence.  Seller is aware that Purchaser may perform an evaluation of Assets.  Seller agrees to exercise reasonable efforts to respond to any questions that arise upon Seller’s acceptance of this Agreement.

ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO PURCHASER AT ANY TIME IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT FOR SELLER’S WARRANTIES, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION OR AS TO WHETHER SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION CONTAINS A MISREPRESENTATION FOR THE PURPOSES OF APPLICABLE SECURITIES LAWS.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR SELLER’S WARRANTIES, ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM BY PURCHASER SHALL BE AT PURCHASER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER.  PURCHASER HEREBY WAIVES AND RELEASES (AND SELLER EXPRESSLY DISCLAIMS) ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO BUYER OR SELLER’S PROVISION OF SALE TO PURCHASER.

7.  PRE‑CLOSING OBLIGATIONS OF PURCHASER

7.1          Confidentiality.  Purchaser shall cause any information and data furnished or made available by Seller, to be kept confidential to Purchaser and its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets, to be maintained in confidence and not to be used for any purpose other than in connection with this Agreement or Purchaser's investigation of the Assets; provided, however, that the foregoing obligation shall terminate on the earlier to occur of (i) Closing, (ii) such time as the information or data in question is disclosed to Purchaser by a third party that is not obligated to Seller to maintain same in confidence or (iii) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation.  The obligations of Purchaser under this Section 7.1 shall be in addition to, and not in lieu of, Purchaser's obligations under any confidentiality agreements relating to the Assets previously executed by Purchaser.

7.2          Return of Data.  Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall promptly return to Seller all information and data furnished to Purchaser, its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets.

8.  SELLER’S CONDITIONS OF CLOSING

Seller’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver by Seller of the following conditions:

8.1          Representations.  The representations and warranties of Purchaser contained in Article 5 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

8.2          Performance.  Purchaser shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

8.3          Pending Matters.  No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

8.4          Bonds.  Purchaser shall have delivered to Seller either:  (i) copies of any bonds, in form and substance and issued by a corporate surety satisfactory to Seller, covering any Seller operated Interests required under any laws, rules or regulations of any federal, Indian, state of local governmental agencies having jurisdiction over the Assets; or (ii) a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing.

9.  PURCHASER'S CONDITIONS OF CLOSING

Purchaser's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver by Purchaser of the following conditions:

9.1          Representations.  The representations and warranties of Seller contained in Article 4 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

9.2          Performance.  Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

9.3          Pending Matters.  No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.  In giving this opinion, Seller’s counsel may rely upon certificates of governmental officials and of Seller’s officers as to matters of fact, and may qualify the opinion with such other assumptions and exceptions as are reasonable under the circumstances.

9.4          Litigation.  Except as described in Exhibit “E”, there shall be no legal, administrative or arbitration proceeding pending or threatened against Seller or directly involving the Assets adversely affecting the value of the Assets after Closing.

10.  EFFECTIVE DATE AND CLOSING

10.1          Effective Date:  The effective date of this transaction shall be March 1, 2018.

10.2          Time and Place of Closing.  If the conditions to Closing have been satisfied or waived, the consummation of the transactions contemplated hereby ("Closing") shall be held on or before seventy-five (75)  days following the execution of this Agreement, at the offices of Seller

10.3          Closing Obligations.  At the Closing,

(a)
Seller shall execute, acknowledge and deliver the assignment in the form shown on Exhibits “F-1” through “F-4” which will convey title to the Assets to Purchaser, and deliver possession thereof to Purchaser;

(b)	Seller shall deliver to Purchaser all relevant records pertaining to the Assets in Seller’s possession not already delivered to Purchaser hereunder;

(c)          Purchaser shall make the payment described in Section 2.1;

(d)
Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to all of the production from the Interests to Purchaser; and

(e)	Seller and Purchaser shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

11.  POST‑CLOSING OBLIGATIONS

11.1          Calculation of Adjusted Purchase Price.  As soon as reasonably practicable after Closing but no later than ninety (90) days following Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Purchaser a statement setting forth each adjustment to the Purchase Price and showing the calculation of such adjustments.  As soon as reasonably practicable, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement.  The parties shall undertake to agree on the Adjusted Purchase Price no later than one hundred twenty (120) days after Closing.

11.2          Further Assurances.  After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

12.          INDEMNIFICATION

Section 12.1          Assumption and Indemnification By Purchaser.  From and after the Closing, Purchaser shall fully assume, perform, pay and discharge and indemnify and hold Seller and Seller’s partners, members, all their affiliates, and all their respective directors, partners, members, officers, employees, attorneys, contractors, subcontractors, insurers, agents, successors, and assigns (collectively “Seller Indemnitees”) harmless from and against any and all claims, actions, causes of action, liabilities, obligations, losses, damages, costs or expenses (including court costs and consultants’ and reasonable attorneys’ fees) of any kind or character (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of or related to:

(a)          any misrepresentation or breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement;

(b)          the Assets, and the ownership, operation or use thereof, and any liability, loss, claim or obligation arising thereunder or with respect thereto, that accrued or otherwise arose on or after the date of Closing (including, without limitation, those arising under the contracts and agreements described in Section 1.2 (d) above);

(c)          the condition of the Assets (“Condition of the Assets”, including, without limitation, within such matters all obligations to properly plug and abandon, re-plug and re-abandon, any and all wells located on the Assets, to restore the surface and subsurface of the Assets and to comply with, or to bring the Assets into compliance with, Applicable Environmental Laws, including conducting any Remediation activities which may be required on or otherwise in connection with activities on the Assets), regardless of whether such condition or the events giving rise to such condition arose or occurred before, on or after the Effective Date; and

(d)          any defect meeting the criteria of an environmental or title defect under this agreement, whether or not discovered, cured or adjusted for in the purchase price

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 12.2          Indemnification By Seller.  From and after Closing, Seller shall indemnify and hold Purchaser and its directors, officers, employees, attorneys, contractors, subcontractors, insurers, and agents (collectively, “Purchaser Indemnitees”) harmless from and against any and all claims, actions, causes of action, liabilities, obligations, losses, damages, costs or expenses (including court costs and consultants and reasonable attorneys' fees) (individually a “Purchaser’s Indemnified Claim” and collectively “Purchaser’s Indemnified Claims”) arising out of or related to any misrepresentation or breach of any representation, warranty, covenant or agreement of Seller contained in this agreement, except to the extent otherwise provided in Section 12.1; provided, however, Seller shall not be obligated to indemnify the Purchaser Indemnitees under this Section for any Purchaser Indemnified Claim except to the extent, if any, that the aggregate of all of Purchaser’s Indemnified Claims exceeds two percent (2%) of the Purchase Price, and then only to the extent of such excess.

Section 12.3          Notice of Claim.  If indemnification pursuant to Section 12.1 or 12.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party (the “Indemnifying Party”) of an event giving rise to the obligation to indemnify, such written notice to describe in reasonable detail the factual basis for such claim, and shall allow the Indemnifying Party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the Indemnifying Party in the defense thereof.  The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party.

Section 12.4          No Commissions Owed.  Seller agrees to indemnify and hold the Purchaser Indemnitees harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including court costs and reasonable attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this

Agreement or the transaction contemplated hereby.  Purchaser agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including court costs and reasonable attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Purchaser with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 12.5          Calculation of Loss.

(a)          The amount of any losses for which indemnification is provided under this Section 12 shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such losses (net of any tax or expenses incurred in connection with such recovery).  Purchaser shall use its reasonable efforts to recover under insurance policies any losses prior to seeking indemnification under this Agreement.  To the extent that indemnification for any loss is provided under this Section 12 and subsequently amounts are recovered by the Indemnitee under insurance policies with respect to such loss or from any third party pursuant to third-party indemnification agreements, the Indemnitee shall pay to the Indemnifying Party all such amounts recovered by the Indemnitee promptly following the receipt of such amounts.

(b)          If the amount of any loss for which indemnification is provided under this Section 12 gives rise to a Tax Benefit (as defined below) to the Indemnitee making the Indemnification Claim, then the Indemnification Claim shall be reduced to take account of any Tax Benefit realized by the Indemnitee arising from the incurrence or payment of any such loss.  If any such Tax Benefit is actually realized before the date of an indemnification payment, such indemnification payment shall be reduced to take into the account the reduction in the relevant loss as a result of such Tax Benefit.  If such Tax Benefit is actually realized after the date of an indemnification payment, the Indemnitee shall promptly after such Tax Benefit is actually realized make a payment to the applicable Indemnifying Party to take into account the reduction in the relevant loss as a result of such Tax Benefit; such payments by an Indemnitee not to exceed the indemnification payments previously received by such Indemnitee from the Indemnifying Party in respect of such Loss. For purposes of this Section 12.5(b), a Tax Benefit is an amount by which the tax liability of the applicable party (or affiliated group of corporations filing a consolidated tax return including the applicable party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority, and any such Tax Benefit is “actually realized” to the extent that such Tax Benefit can be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnification Claim.

Section 12.6          Tax Treatment of Indemnity Payments.  Seller and Purchaser agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

13.  TERMINATION

13.1          Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:

(a)          By mutual consent of the parties;

(b)          Pursuant to Section 3.12, or

(c)	By either party if the Closing shall not have occurred on or before forty-five (45) days (or any extensions provided for herein) following the execution of this Agreement.

13.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 7.1 and 7.2, which shall continue in full force and effect); provided, however, that if either party is in material default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting party shall continue to be liable to the other party in respect of such default and such liability shall not be affected by such termination.  The parties agree that Purchaser’s inability to secure suitable financing for this Agreement shall not be a material default of Purchaser’s obligations under this Agreement.

14.  TAXES

14.1          Apportionment of Taxes.  Any and all taxes, levies, imposts, duties, assessments, charges and withholdings and similar charges imposed or required to be collected by or paid over to any governmental authority, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing other than income, franchise, net worth and employment taxes. ("Asset Taxes") with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Purchaser, with Asset Taxes allocated to the period ending immediately before the Effective Date being apportioned to Seller and Asset Taxes allocated to the period beginning on the Effective Date being apportioned to Purchaser.  For these purposes, ad valorem, property, and similar taxes imposed on or with respect to the Assets on a periodic basis shall be prorated based on the number of days during such tax period which fall on each side of the Effective Date, and taxes imposed on production, severance, or sale of oil or gas derived from the Assets assessed with respect to such tax period shall be allocated to the portion of such tax period in which the production, severance, or sale giving rise to such taxes occurred. With respect to any of the Interests which are not Seller operated, Seller and Purchaser shall agree on the manner in which Asset Taxes will be remitted to the operator of the affected Interests.  If Seller remits the Asset Taxes to the operator, Purchaser shall reimburse Seller for its apportioned share of such Asset Taxes as determined under this paragraph.  If Purchaser remits the Asset Taxes to the operator, Seller shall reimburse Purchaser for its apportioned share of such Asset Taxes as determined under this paragraph. If either party pays any taxes that are apportioned to the other party under this Section 14.1, to the extent such amount was not taken into account under Section 2.1 in determining the final Adjusted Purchase Price, the party to which such taxes are apportioned under this Section 14.1 shall promptly reimburse the other party for such amount within fifteen days.

14.2          Sales Taxes.          Purchaser agrees to be solely responsible, and shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Interests transferred pursuant hereto.

14.3          Cooperation.          Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction.  Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes.  Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax returns or other confidential tax information.

15.  MISCELLANEOUS

15.1          Exclusive Remedy.The sole and exclusive remedy of Purchaser with respect to the Assets shall be pursuant to the express provisions of this Agreement.  Without limitation of the foregoing, the sole and exclusive remedy of Purchaser for any and all (a) claims relating to any representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Assets and the purchase and sale thereof shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law.  Purchaser hereby waives, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable environmental law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

15.2          Governing Law.          This Agreement and all assignments and other instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas except to the extent to which the laws of the state in which the Assets reside must apply.

15.3          Entire Agreement.          This Agreement, together with any confidentiality agreements relating to the Assets previously executed by Purchaser, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereof.

15.4          Waiver.          No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.5          Captions.          The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.6          Assignment.          Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any assignment made without such consent shall be void; provided, however, that Purchaser shall have the right to assign with the approval of Seller all or any portion of the rights and obligations under this Agreement to an entity under the common control of the Purchaser or Purchaser’s employees or consultants.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15.7          Notices.          Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested.  Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt.  Notice served in any other manner, including electronic transmittals, shall be deemed to have been given and received only if and when actually received by the addressee.  For purposes of notice, the addresses of the parties shall be as follows:

Seller’s Mailing Address:	West Coast Energy Properties, LP
Longfellow WC, LLC General Partner
Stack Play 2015, LLC
16803 Dallas Parkway
Addison, Texas 75001-5212

Attention:	Todd C. Dutton, President

With a copy to:	901 Main Avenue, The Towers at Merritt River
Office 4085
Norwalk, CT 06851 US
Office: +1 203 961 5256
Email: William.Bradley@ge.com

Attention:	William Bradley

Purchaser's Address:	Royale Energy, Inc.
1870 Cordell Ct., Suite 210
El Cajon, California 92020

Attention:	Rod Eson, CEO

Each party shall have the right, upon giving ten (10) days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

15.8          Expenses.          Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitations, fees and expenses of its own counsel and accountants).

15.9          Severability.If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

15.10          Publicity.Seller and Purchaser shall consult with each other with regard to all publicity and other releases issued at or prior to Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party.

15.11          Survival.The representations, covenants and obligations of the parties under this Agreement shall survive the Closing.

15.12          Counterparts.          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.13          Exhibits.All exhibits attached to this Agreement are incorporated herein by this reference as though fully set forth at length.

15.14          Confidentiality of Agreement.With the exception of the disclosure that this transaction occurred, and any disclosures required by law or court order or to file the assignments of record or to enforce this Agreement through legal process Purchaser and Seller agree that the specific terms of this Agreement shall remain confidential unless a specific written agreement is made between Purchaser and Seller.

15.15          Execution of Agreement.          This Agreement will be binding upon its execution by an authorized officer of Seller and Purchaser.

In witness hereof, the parties have executed this Agreement as of the date set forth opposite their signature.

1 A material adverse effect means an adverse effect on and/or material adverse developments with respect to the business operations, properties, or assets.

SELLER

West Coast Energy Properties, LP
a Texas Limited Partnership

Longfellow WC, LLC
a Texas limited liability company, General Partner

By:          /s/ Todd Dutton
Todd Dutton, President
Date:      September 18, 2018

PURCHASER

Royale Energy, Inc.
a Delaware Corporation

By:          /s/ Rod Eson
Rod Eson, CEO
Date:       September 19, 2018